For SEC Filing
                                                             Purposes Only:
                                                             Rule 424(b)(5)
                                                             File No. 333-01857


          Prospectus Supplement to Prospectus Dated March 28, 1996

                        SERVICE CORPORATION INTERNATIONAL

           Terms of 5.25% Convertible Debentures, Series X, Due 2007

Title:                  5.25% Convertible Debentures, Series X, due 2007 (the
                        "Debentures").

Principal Amount:       $4,000,000 in aggregate principal amount of the
                        Debentures will be issued as a portion of the consideration for the outstanding capital stock of Estes-Leadley Company.

Conversion Price:       $40.00 per share, subject to adjustment.

Conversion Date:        On or after November 5, 1998.

Maturity Date:          November 4, 2007.

Interest Rate:          5.25% per annum accruing from November 4, 1997.

Federal Tax Matters:    The  applicable  federal rate on long-term
                        indebtedness for November 1997, compounded quarterly, is 6.27% for purposes of determining the original issue discount applicable to the Debentures for federal income tax purposes. The original issue discount per $1,000 principal amount of the Debentures is $75.47.

Other Matters:          Payments of principal and interest on the Debentures
                        are subject to the Company's rights of set-off as provided in the agreement governing the acquisition.


                        The Date of this Supplement is October 30, 1997.